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                                                                                                                 Exhibit 12.1
                                                                                                                      8/15/96
                              GEORGIA POWER COMPANY
            Computation of ratio of earnings to fixed charges for the
                     the five years ended December 31, 1995
                    and the twelve months ended July 31, 1996

                                                                                                                          Twelve
                                                                                                                          Months
                                                                                                                           Ended
                                                                         Year ended December 31,                          July 31,
                                                      ================================================================
                                                          1991         1992        1993           1994            1995        1996
                                                      ----------------------------Thousands of Dollars-----------------------------
EARNINGS AS DEFINED  IN ITEM 503 OF REGULATION S-K:
   Income Before  Interest  Charges                 $1,009,019   $1,004,886   $1,034,795     $  927,336    $  959,692    $  934,811
      Federal and state income taxes                   315,507      165,667      266,771        360,380       411,675       391,982
      Deferred income taxes, net                        52,941      194,748      168,372         34,130        35,367        52,078
      Deferred investment tax credits                   (9,524)      (5,704)     (18,274)          (489)        1,127         1,127
      AFUDC - Debt funds                                10,584        8,459        8,294         11,613        12,123        11,992
                                                    ----------   ----------   ----------     ----------    ----------    ----------
         Earnings as defined                        $1,378,527   $1,368,056   $1,459,958     $1,332,970    $1,419,984    $1,391,990
                                                    ==========   ==========   ==========     ==========    ==========    ==========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest on long-term debt                      $  462,415      404,854    $  345,552     $  308,611    $  257,092    $  221,808
   Interest on interim obligations                      4,906        9,694        15,530         17,529        21,463        20,094
   Amort of debt disc, premium and expense, net         5,784        7,891        14,087         15,776        15,846        15,151
   Other interest charges                               9,941       12,426        47,393         23,483        20,400        22,718
                                                   ----------   ----------    ----------     ----------    ----------    ----------
         Fixed charges as defined                  $  483,046      434,865    $  422,562     $  365,399    $  314,801    $  279,771
                                                   ==========   ==========    ==========     ==========    ==========    ==========



RATIO OF EARNINGS TO FIXED CHARGES                       2.85         3.15          3.46          3.65          4.51          4.98
                                                         ====         ====          ====          ====          ====          ====

Note:     The above figures have been adjusted to give effect to Georgia Power Company's 50% ownership of Southern Electric
          Generating Company.

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